Exhibit 12(a)

Aon Corporation and Consolidated Subsidiaries
Combined With Unconsolidated Subsidiaries
Computation of Ratio of Earnings to Fixed Charges

	Six Months Ended March 31,		Years Ended December 31,
(millions except ratios)	2005	2004	2004	2003	2002	2001	2000

Income from continuing operations before provision for income taxes and minority interest	$605	$582	$880	$1,131	$840	$367	$846

Less: Earnings from unconsolidated entities under the equity method of accounting	3	38	34	49	19	(139)	44

Add back fixed charges:

Interest on indebtedness	65	69	136	101	124	127	140

Interest credited on deposit-type insurance contracts	—	—	1	—	29	56	71

Portion of rents representative of interest factor	35	34	73	67	59	57	54
Income as adjusted	$702	$647	$1,056	$1,250	$1,033	$746	$1,067

Fixed charges:

Interest on indebtedness (1)	$65	$69	$136	$101	$124	$127	$140

Interest credited on deposit-type insurance contracts	—	—	1	—	29	56	71

Portion of rents representative of interest factor	35	34	73	67	59	57	54
Total fixed charges	$100	$103	$210	$168	$212	$240	$265

Ratio of earnings to fixed charges	7.0	6.3	5.0	7.4	4.9	3.1	4.0

(1)          As a result of the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its 8.205% mandatorily redeemable preferred capital securities.  This decrease was offset by an increase in notes payable.  Beginning in 2004, interest expense ($29 million for both the six months ended June 30, 2005 and 2004 and $58 million for the year ended December 31, 2004) on these notes payable is reported as part of interest expense on the condensed consolidated statements of income.

Exhibit 12(b)

Aon Corporation and Consolidated Subsidiaries
Combined With Unconsolidated Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends

	Six Months Ended March 31,		Years Ended December 31,
(millions except ratios)	2005	2004	2004	2003	2002	2001	2000

Income from continuing operations before provision for income taxes and minority interest	$605	$582	$880	$1,131	$840	$367	$846

Less: Earnings from unconsolidated entities under the equity method of accounting	3	38	34	49	19	(139)	44

Add back fixed charges:

Interest on indebtedness	65	69	136	101	124	127	140

Interest credited on deposit-type insurance contracts	—	—	1	—	29	56	71

Portion of rents representative of interest factor	35	34	73	67	59	57	54

Income as adjusted	$702	$647	$1,056	$1,250	$1,033	$746	$1,067

Fixed charges and preferred stock dividends:

Interest on indebtedness (1)	$65	$69	$136	$101	$124	$127	$140

Preferred stock dividends (2)	2	2	3	61	58	70	70

Interest and dividends	67	71	139	162	182	197	210

Interest credited on deposit-type insurance contracts	—	—	1	—	29	56	71

Portion of rents representative of interest factor	35	34	73	67	59	57	54

Total fixed charges and preferred stock dividends	$102	$105	$213	$229	$270	$310	$335

Ratio of earnings to combined fixed charges and preferred stock dividends	6.9	6.2	5.0	5.5	3.8	2.4	3.2

(1)          As a result of the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its 8.205% mandatorily redeemable preferred capital securities.  This decrease was offset by an increase in notes payable.  Beginning in 2004, interest expense ($29 million for both the six months ended June 30, 2005 and 2004 and $58 million for the year ended December 31, 2004) on these notes payable is reported as part of interest expense on the condensed consolidated statements of income.

(2)          Included in preferred stock dividends are $57 million and $54 million for the years ended December 31, 2003 and 2002, respectively, and $66 million for the years ended December 31, 2001 and 2000 of pretax distributions on the capital securities.